Exhibit 23.2

NOTE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

The following consent of Arthur Andersen LLP (“Andersen”) is a copy of the original consent, dated August 15, 2001, permitting incorporation by reference of their report included with the prior year’s financial statement into the Company’s registration statements on Form S-8. The SEC has recently provided regulatory relief designed to allow public companies to dispense with the requirement that they file a consent of Andersen in certain circumstances. After reasonable efforts we have not been able to obtain a re-issued consent from Andersen.

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our report included in this Form 10-K, into the Company’s previously filed Registration Statement File No. 333-51034 and 333-51032.

/s/    Arthur Andersen LLP

Orange County, California
August 15, 2001

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